AGREEMENT OF PURCHASE AND SALE


             This Agreement of purchase and Sale ("Agreement"), dated for reference purposes only as of April 24, 1995, is entered into by and between 20701 Plummer Street, Ltd., a California limited partnership ("Seller"), Bike Corp., a Wisconsin corporation, qualified to do business in California as V.M.C. Bike Corp. ("Bike") Giddings & Lewis, Inc., a Wisconsin corporation ("G&L") (Bike and G&L are hereinafter jointly, severally and collectively referred to as "Buyer"), and is based on the following facts and circumstances:

        A. Concurrent with the execution and delivery of this Agreement, Bike, as purchaser, G&L, as parent of Bike, Fadal Engineering Company, Inc., a California corporation ("Fadal"), and the shareholders of all the currently issued and outstanding shares of common stock, no par value ("Common Shares") of Fadal ("Shareholders") are executing and delivering that certain Stock Purchase Agreement dated as of April 24, 1995 ("Stock Purchase Agreement").

        B. Pursuant to the Stock Purchase Agreement, the Shareholders agree to sell to Bike and Bike agrees to purchase from the Shareholders all of the Common Shares of Fadal, as more particularly set forth in the Stock Purchase Agreement.

        C. As more particularly set forth herein, Buyer desires to purchase the Property (as hereafter defined) and Seller desires to sell the Property to Buyer contingent upon and concurrent with the Closing (as defined in the Stock Purchase Agreement) of the transaction contemplated under the Stock Purchase Agreement ("Stock Closing").

             Buyer and Seller hereby agree as follows:

             1. Purchase and Sale. Pursuant to the terms and conditions set forth in this Agreement, Seller does hereby agree to sell and Buyer does hereby agree to purchase Seller's right, title and interest, if any, to the following: (a) the land located in the State of California ("State"), County of Los Angeles ("County"), commonly known as 20701 Plummer Street, Chatsworth, and more particularly described on Exhibit 1 attached hereto ("Land"), (b) the permanent improvements located on the Land ("Improvements") [the Land and the Improvements are collectively referred to as the "Real Property"], (c) that certain lease dated August 6, 1992 ("Lease") by and between Seller, as lessor, and Fadal, as lessee, with respect to the Real Property. The Real Property and the Lease are hereafter collectively referred to as the "Property."

             2. Purchase Price. The purchase price to be paid by Buyer to Seller for the Property shall be the sum of Eight Million Seven Hundred and Fifty Thousand Dollars ($8,750,000.00), all cash ("Purchase Price"). On or before the Closing Date (as hereafter defined), Buyer shall pay to Seller the Purchase Price, plus any other fees or charges required of Buyer pursuant to this Agreement, less any credits due to Buyer hereunder, in cash, by wire transfer, cashier's check or bank certified check.

             3.   Closing.

             3.1 The term "Closing" is hereby defined to mean the date when Seller and Buyer have each performed their respective obligations under this Agreement.

             3.2 The Closing shall be contingent upon and occur concurrent with the Stock Closing ("Closing Date"). Buyer and Seller hereby acknowledge and agree that time is of the essence under this Agreement, including, but not limited to, with respect to the Closing on or before the Closing Date. Buyer and Seller shall use their respective reasonable efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transaction contemplated by this Agreement.

             4.   Seller's Delivery.

             4.1 On or before the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following:

                  4.1.1 Buyer hereby elects to take title in the name of Bike; Seller shall deliver a grant deed conveying the Real Property to Bike in the form attached hereto as Exhibit "2".

                  4.1.2 A fully executed Assignment and Assumption of Lessor's Interest in Lease in the form attached hereto as Exhibit "3" ("Assignment of Lease");

                  4.1.3 A certification of nonforeign status executed by Seller in the form set forth in Exhibit "4" attached hereto;

                  4.1.4 A California Real Estate Withholding Exemption Certificate in the form attached hereto as Exhibit "5"; and

                  4.1.5 A pro-forma ("Pro-Forma") commitment for the issuance by the Title Company of an ALTA extended owner's form of title insurance policy, with a liability equal to the Purchase Price, with endorsements CLTA 116.1, 116.4 and 103.7, excluding items 5, 6, 10 and 11 shown in schedule B of the PTR (as hereinafter defined) ("Title Policy").

             5.   Buyer's Delivery.

             5.1  On or before the Closing Date, Buyer shall deliver to
   Seller:

                  5.1.1 The Purchase Price, plus such additional funds as are required to pay charges payable by Buyer hereunder, less any credit to which Buyer is entitled under the terms hereof; and

                  5.1.2     A fully executed Assignment of Lease.

             6. Title Report and Survey. Buyer hereby acknowledges receipt, review and approval of that certain (i) Preliminary Report order No. 9509109-62 ("PTR") with respect to the Real Property, issued by Chicago Title Company ("Title Company"), dated March 21, 1995, and all the underlying documents referred to therein, (ii) ALTA Survey of the Property dated March 21, 1995, prepared by Book & Clark's National Surveyors Network ("ALTA Survey"), and (iii) the supplement to the PTR based on the ALTA Survey. Buyer agrees to accept title to the Property subject to all the matters and items disclosed by or referred to in the PTR and the ALTA Survey, except Items 5, 6, 10 and 11 of Schedule B of the PTR, which items Seller agrees to remove or cause not to be shown in the Title Policy by on or before the Closing.

             7.   Charges.

             7.1 Buyer shall be responsible for the costs of preparing and recording the grant deed. Seller shall be responsible for any documentary transfer taxes.

             7.2 Seller shall pay the cost of the Title Policy to the extent of the cost of a CLTA owner's policy of title insurance, and Buyer shall pay any additional premium attributable to the Title Policy. Buyer shall be responsible for paying the cost of any endorsements to the Title Policy.

             7.3 All expenses and charges incurred with the discharge of delinquent real property taxes, liens or encumbrances, if any, shall be charged to Seller.

             8.   Prorations.

             8.1 Buyer and Seller shall prorate all real estate taxes, bonds or assessments (general and special), and rent under the Lease as of 12:01 a.m. on the date of the Closing.

             8.2 All expenses of the Property which are not paid by Fadal under the Lease shall be prorated between Buyer and Seller as of 12:01 am. on the date of Closing. Buyer and Seller shall not prorate any security deposit under the Lease since none was provided under the Lease. Utility services shall be transferred to the name of the Buyer effective as of the Closing and Seller shall be relieved of any future liability for such charges incurred after the Closing. In the event Seller has made any utility deposits, Seller shall be entitled to a refund of such deposits directly from the utility companies and any future deposits shall be paid directly to the utility companies by Buyer; provided, however, that Buyer may elect, in its sole discretion, to require Seller to assign the rights to utility deposits to Buyer in exchange for a credit to Seller for the amount of such deposits.

             8.3 In the event that there are any unknown amounts or items to be prorated as of the Closing, then Seller and Buyer will prorate the same promptly after the Closing.

             9. Possession. Seller shall deliver and Buyer shall accept possession of the property at the Closing, subject to the Lease.

             10. Property Information. Buyer hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Seller, nor any brokers, agents, representatives, employees or attorneys of Seller have made any representations or warranties, direct or implied, verbal or written with respect to the Property Information (as hereafter defined), including, but not limited to the accuracy, completeness or reliability of the Property Information. Buyer hereby expressly releases Seller, Seller's brokers, agents, representatives, employees and attorneys from any and all past, present and future Claims (as hereafter defined) arising from, in connection with or caused by the Property Information, including, but not limited to, Buyer's reliance upon any of the Property Information, statements, representations, information, determinations or assertions contained therein, or the inaccuracy, incompleteness or unreliability of any of the Property Information; provided, however, the foregoing release shall not release any of the rights or remedies of the parties to the Stock Purchase Agreement or affect any of the rights of the parties thereunder. "Property Information" shall mean all materials, documents, agreements, lists, reports, studies, maps, surveys or any other information that Seller has provided Buyer, including, but not limited to, those identified on Exhibit "6" hereof ("Partial Property Information List") or that Buyer has obtained or will obtain regarding the Property from any source. Buyer hereby (i) acknowledges receipt, review and approval of the Property Information identified on the Partial Property Information List, (ii) acknowledges that the Partial Property Information List is not an exhaustive list of the Property Information, and merely sets forth some of the Property Information, and (iii) agrees that Seller shall have no liability or responsibility for any errors, omissions or inaccuracies in the Partial Property Information List.

             11.  Representations and Warranties.

             11.1 Seller hereby represents and warrants to Buyer as follows:

                  11.1.1 Seller is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of California.

                  11.1.2 Seller has the full right, power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                  11.1.3 The persons executing this Agreement and any other documents executed and delivered on behalf of Seller have the full right, power and authority to do so and have been duly authorized to do so by Seller, and no other persons are required to execute this Agreement on behalf of Seller.

                  11.1.4 This Agreement and all the documents executed by Seller which are to be delivered to Buyer at the Closing are and will be duly authorized, executed, and delivered by Seller.

             11.2 Bike hereby represents and warrants to Seller as follows:

                  11.2.1 Bike is a corporation duly formed, validly existing and in good standing under the laws of the State of Wisconsin, and duly qualified to do business in the State of California.

                  11.2.2 Bike has the full right, power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                  11.2.3 The persons executing this Agreement and any other documents executed and delivered on behalf of Bike have the full right, power and authority to do so and have been duly authorized to do so by Bike, and no other persons are required to execute this Agreement on behalf of Bike.

                  11.2.4 This Agreement and all the documents executed by Bike which are to be delivered to Seller at the Closing are and will be duly authorized, executed, and delivered by Bike.

             11.3 G&L hereby represents and warrants to Seller as follows:

                  11.3.1 G&L is a corporation duly formed, validly existing and in good standing under the laws of the State of Wisconsin, and duly qualified to do business in the State of California.

                  11.3.2 G&L has the full right, power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                  11.3.3 The persons executing this Agreement and any other documents executed and delivered on behalf of G&L have the full right, power and authority to do so and have been duly authorized to do so by G&L, and no other persons are required to execute this Agreement on behalf of G&L.

                  11.3.4 This Agreement and all the documents executed by G&L which are to be delivered to Seller at the Closing are and will be duly authorized, executed, and delivered by G&L.

             11.4 Buyer's representations and warranties shall survive the Closing.

             12.  Acknowledgements by Buyer.

             12.1 Buyer acknowledges that Buyer is acquiring the Property in an "AS IS, WHERE IS" condition, with all faults, whether known or unknown. Buyer further expressly acknowledges that, except as may otherwise be specifically set forth in this Agreement or the Stock Purchase Agreement, neither Seller, nor any agents, representatives, employees or attorneys of Seller have made any representations or warranties of any kind, nature or description, direct or implied, verbal or written, with respect to the Property or the Property Information. Buyer hereby waives the benefit of any statute, law or decision that would in any way detract, reduce or diminish from giving full force and effect to the provisions of this Paragraph; provided, however, nothing in this paragraph 12 shall affect or diminish the representations and warranties of the parties under the Stock Purchase Agreement.

             12.2 Buyer acknowledges that, except as may otherwise be specifically set forth in this Agreement or the Stock purchase Agreement, Buyer is relying upon Buyer's own independent investigation of the Property and the Property Information in entering into this Agreement and purchasing the Property. Buyer acknowledges that, prior to Buyer's execution and delivery of this Agreement, Buyer has to the extent permitted by Seller investigated and inspected each and every aspect of the Property and the Property Information, and all factors relevant thereto, including, without limitation, the physical condition of the Property; the Improvements located on the Property; the composition, condition and buildability of the Property's soil; size and dimension of the Property and Improvements on the Property; accuracy and adequacy of the legal description of the Property; all Applicable Laws; the Property's compliance with all Applicable Laws; the Property's fitness for any particular purpose, use or enjoyment; the feasibility of development of the Property; availability and adequacy of all utilities, including, but not limited to, water, electricity, sewer, gas, and telephone; all documents, encumbrances and matters affecting the title of the Property; all taxes, assessments, bonds and other liens and encumbrances affecting the Property; and the Lease.

             13.  Release and Indemnity.

             13.1 As a further consideration for all of Seller's obligations hereunder, and as an express material inducement to Seller, without which and but for Seller would not enter into this Agreement, Buyer, its successors and assigns hereby expressly and unconditionally release, discharge and acquit Seller, Seller's partners, shareholders, directors, officers, brokers, agents, representatives, employees and attorneys (collectively, "Seller Parties"), from and against any and all past, present or future Claims (as hereafter defined) directly or indirectly arising out of, in connection with or related to the past, present or future condition of the Property or the Property Information, or arising on, before or after the Closing. Seller expressly disclaims any responsibility for the past or present use, management, control, handling, manufacture, creation, generation, storage, disposal, discharge, removal, treatment, containment, remediation or existence of any Hazardous Substance in, on, under or about the Property. The release set forth in this paragraph 13 shall not release any of the rights or remedies of the parties to the Stock Purchase Agreement or affect any of the rights or remedies of the parties thereunder; provided, however, Buyer hereby agrees that the pursuit of Buyer's rights and remedies, if any, under the Stock Purchase Agreement shall constitute Buyer's sole and exclusive remedy.

             13.2 Buyer hereby acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true regarding the Property and/or Property Information and it agrees that the releases set forth in this Agreement shall remain in full force and effect, notwithstanding the existence of any such different or additional facts. Buyer knowingly and voluntarily waives any and all rights, benefits and privileges to the fullest extent permissible under all Applicable Laws which do or would negatively affect validity or enforceability of all or part of the releases set forth in this Agreement. Buyer specifically waives the provisions of California Civil Code section 1542, which provides:

             "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

             13.3 Indemnity.

                  13.3.1 Subject to the provisions of the Stock Purchase Agreement relating to indemnification, Buyer, its successors and assigns (collectively, "Indemnifying Party") agree to indemnify, defend, reimburse and hold harmless the Seller Parties from and against any and all Claims accruing on or after the Closing, whether such Claims arise directly or indirectly out of, in connection with or related to the Property or the Property Information on or after the Closing.

                  13.3.2 The Seller Parties shall use commercially reasonable efforts to minimize any Claims in respect of which indemnity may be sought hereunder; provided, however, that this sentence shall not be construed to release the Indemnifying Party from liability for the breach of representation, warranty, covenant or agreement contained in this Agreement or to waive the rights of Seller Parties to indemnification for the breach of any representation, warranty, covenant or agreement contained in this Agreement. The Seller Parties shall give prompt written notice ("Indemnification Notice") to the Indemnifying Party after discovery by the Seller Parties of any matters giving rise to a claim for indemnification or reimbursement under this Agreement; provided, however, that if no prejudice results form a failure to deliver prompt notice of a claim, no penalty shall be exacted therefor and the Seller Parties shall continue to be entitled to indemnification.

                  13.3.3 In the event that the Indemnifying Party advises the Seller Parties that the Indemnifying Party will contest a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any Indemnification Notice to notify, in writing the Seller Parties of its election to defend, settle or compromise, at its sole cost and expense, any action or claim (or discontinues its defense at any time after it commences such defense), then the Seller Parties may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim or action, the Seller Parties' costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be a Claim subject to indemnification hereunder.

                  13.3.4 The Seller Parties shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Seller Parties which relates to such action or claim. The Indemnifying Party, if the defending party, shall keep the Seller Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Seller Parties shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnifying Party does not assume the defense, the Seller Parties shall use reasonable efforts to keep the Indemnifying Party apprised at all times as to the status of the defense. Payment of indemnification amounts hereunder shall be made to the person specified by the Seller Parties. Anything in this paragraph to the contrary notwithstanding, no person shall, without each of the parties' prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on any other party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the other parties, a release from all liability in respect of such claim (it being agreed that if the Seller Parties reject a settlement that fully satisfies the requirements hereof, the Indemnifying Party shall not be obligated to indemnify the Seller Parties in respect of such claim in excess of the amount of such rejected settlement).

             13.4 The provisions of this Paragraph shall survive the Closing.

             13.5 The obligations of Buyer, its successors or assigns under this Paragraph shall not be affected by any investigation by or on behalf of Buyer, or by any information which Buyer may have or would obtain with respect thereto, including, but not limited to, the Property Information, and shall specifically include any Environmental Damages, the violation of any Environmental Requirements, the presence of any Hazardous Substances to the extent disclosed by or referred to in the Property Information, or to the extent that Buyer or any employee, contractor or agent of Buyer has knowledge of such condition.

             14. Buyer's Entry to Property. Provided that Buyer is not and has not been in breach or default hereunder or under the Stock Purchase Agreement, Buyer may enter the Property upon the terms and conditions therefor set forth in the Stock Purchase Agreement. Buyer shall indemnify, defend (with counsel reasonably approved by Seller), protect and hold harmless Seller of and from any and all Claims arising out of or relating to Buyer's entry onto the Property. Buyer's obligations under this paragraph shall survive the termination of this Agreement or the Closing.

             15. Waiver. The waiver by either party of the performance of any covenant, condition or promise, shall not invalidate this Agreement, nor shall it be considered a waiver of any other covenant, condition or promise. The waiver by either party of the time for performing any act shall not constitute a waiver of time for performing any other act or an identical act required to be performed at a later time.

             16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The obligations of Bike and G&L hereunder shall be joint and several.

             17. Assignment. The rights and obligations of Buyer under this Agreement may not be assigned by Buyer.

             18. Amendments. All amendments and supplements to this Agreement must be in writing and executed by each party hereto.

             19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. However, this Agreement shall not be binding on any party until all parties have executed this document, either all on one document or in counterparts.

             20. Time of the Essence. Time is of the essence of this Agreement.

             21. Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Agreement and that this Agreement supersedes and cancels any and all previous negotiations, arrangements, brochures, advertisements, set-ups, agreements and understandings, if any, between the parties hereto or displayed by Seller to Buyer with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Agreement. This Agreement, its exhibits, the Stock Purchase Agreement and its exhibits contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the sale of the Property, shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. Except as set forth in the Stock Purchase Agreement, there are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Agreement, if any.

             22. Interpretation. The necessary grammatical changes required to make the provisions hereof apply either to corporations, limited liability companies, partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions herein are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning hereof. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law. The language in this Agreement shall be construed in accordance with the laws of the State for interpretation of contracts and according to its normal and usual meaning, and not strictly for or against either Buyer or Seller, regardless of the party who drafted this Agreement.

             23. Exhibits. All exhibits referenced herein are incorporated herein by such reference.

             24. Real Estate Broker's Commissions. Seller and Buyer each represent and warrant to the other that (i) neither has had any dealings with any person, firm, broker or finder in connection with the negotiation of this Agreement and/or the consummation of the purchase and sale contemplated hereby; and (ii) no broker or other person, firm or entity is entitled to any commission or finder's fee in connection with this transaction. Seller and Buyer do each hereby indemnify and hold the other harmless from and against any costs, expenses or liability for compensation, commission or charges which may be claimed by any broker; finder or other similar party by reason of any dealings or actions of the indemnifying party.

             25. Attorneys' Fees. If either party commences litigation against the other under this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

             26. Choice of Law. This Agreement and the rights and remedies of the parties thereunder shall be governed by the laws of the State. Any legal action arising out of or relating to this Agreement or the transactions described herein shall only be brought and litigated in the courts of the State of California in Los Angeles County or in the United States District Court for the Central District of California. Buyer and Seller irrevocably submit to the exclusive jurisdiction of (a) the courts of the State of California in Los Angeles County, and (b) the United States District Court for the Central District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

             27. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be addressed as follows:

             TO SELLER:     c/o DAVID E. DeCAUSSIN
                            19227 Mayall Street
                            Northridge, California 91324

        WITH A COPY TO:     BUCHALTER, NEMER, FIELDS & YOUNGER
                            601 South Figueroa Street
                            Suite 2200
                            Los Angeles, California 90017
                            Attn:  Bryan Mashin, Esq.

                            Phone Number:  (213) 891-5045
                            FAX Number:  (213) 896-0400

        AND A COPY TO:      Maron & Sandier
                            844 Moraga Drive
                            Los Angeles, California 90049
                            Attn:  Stanley Maron

                            Phone Number:  (310) 440-3600
                            FAX Number:  (310) 440-3690

             TO BUYER:      V.M.C. Bike Corp.
                            142 Doty Street
                            Fond du Lac, Wisconsin 54936
                            Attention:  Todd Dillman

                            Phone Number:  (414) 929-7143
                            FAX Number:  (414) 929-4334

        WITH A COPY TO:     Jones, Day, Reavis & Pogue
                            555 West Fifth Street, Suite 4600
                            Los Angeles, California 90013
                            Attention:  Eric Spangenberg

                            Phone Number:  (213) 243-2908
                            FAX Number:  (213) 243-2539

   or such other addresses as either party from time to time may specify in writing to the other in accordance with this notice provision. All notices hereunder shall be effective (a) upon confirmation of telefacsimile transmission to the other party, (b) upon delivery or attempted delivery after having been deposited in United States Mail, certified, postage prepaid, or sent by Federal Express or other reliable overnight courier service that provides written evidence of delivery, or
   (c) upon delivery, if delivered by personal service.

             The parties have executed this Agreement on the dates set forth immediately below their respective signatures.

                 "Seller"                              "Buyer"

    20701 Plummer Street, Ltd., a       Bike Corp., a Wisconsin
    California limited partnership      corporation, qualified to do
                                        business in California as  V.M.C.
                                        Bike Corp.
    By:  20701 Plummer Street, Inc.,
    a California corporation            By:  /s/ Douglas E. Barnett
                                        Name Printed:  Douglas E. Barnett
    By:  /s/ David E. de Caussin        Title:President
    Name Printed:  David E. de Caussin
    Title:    President
                                        Giddings & Lewis, Inc., a Wisconsin
                                        corporation


                                        By:  /s/ Joseph R. Coppola
                                        Name Printed:  Joseph R. Coppola
                                        Title:    Chairman


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                      GLOSSARY OF SOME OF THE DEFINED TERMS


             --   "Applicable Laws," shall mean any and all past, present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Bodies (as herein defined), including, but not limited to Environment Requirements (as herein defined), and the Americans with Disabilities Act.

             --   "Claims," shall mean any and all claims, demands, debts,
   obligations, lawsuits, causes of action, costs, expenses, attorneys' fees, judgments, damages (including, but not limited to, Environmental Damages), losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, known or unknown, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, in any way related to, arising from or in connection with the Property or the Property Information, including, but not limited to, Environmental Damages arising from the presence of Hazardous Substances, in, on, upon, about or beneath the Property, Hazardous Substances migrating to or from the Property, or arising, in any manner whatsoever, out of the violation of any Environmental Requirements pertaining to the Property and the activities thereon.

             --   "Environmental Damages," shall mean any and all Claims
   arising from, caused by or resulting from the existence of Hazardous Substances in, upon, about or beneath the Property, migrating or threatening to migrate to or from the Property, the existence of a violation of Environmental Requirements pertaining to the Property, including, without limitation, the following:

                  (1) Damages for injury to persons, property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties including but not limited to claims brought by or on behalf of employees and tenants of Buyer;

                  (2) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Substances or violation of Environmental Requirements including, but not limited, to the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to make full economic use of the Property or any other property or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

                  (3) Liability to any third person or governmental agency to indemnity such person or agency for costs expended in connection with the items referenced in subparagraph (2) herein; and

                  (4) Damages for the loss of business, restriction on the use of or adverse impact on the use of the Property.

             --   "Environmental Requirements," shall mean Applicable Laws
   relating to, governing or applying to the protection of human health or the environment, including, without limitation:

                  (1) All requirements, including, but not limited to, those pertaining to reporting, licensing, permitting, investigation, or remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

                  (2) All requirements pertaining to the protection of the health and safety of employees, tenants, or the public.

             --   "Hazardous Substance," shall mean any substance:

                  (1) The presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

                  (2) Which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42. U.S.C. section 9601, et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.); or

                  (3) Which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; or

                  (4) The presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

                  (5) Which contains, without limitation, gasoline, diesel fuel, other petroleum hydrocarbons, polychlorinated biphenyls
             (PCBs), asbestos, urea formaldehyde foam insulation, or radon gas.

             --   "Governmental Bodies," shall mean any and all past, present or future governmental agencies, authorities, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof.

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                                LIST OF EXHIBITS


    Exhibit No.               Description                 Referred To In

         1        Legal description of Land             Paragraph   1.1

         2        Grant Deed                            Paragraph   4.1.1

         3        Assignment of Lease                   Paragraph   4.1.2

         4        FIRPTA AFFIDAVIT                      Paragraph   4.1.3

         5        California Affidavit                  Paragraph   4.1.4

         6        Partial Property Information List     Paragraph  11.1